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                                                                    Exhibit 2.13

                           STOCK EXCHANGE AGREEMENT

     This Agreement is made effective as of October 1, 2000, by and among the shareholders of Venco Compliance, Inc., a Texas corporation, who own all of the outstanding shares of stock of Venco Compliance, Inc. (collectively referred to in this Agreement as ASellers@), and INTERNET LAW LIBRARY, INC., a Delaware corporation, ("Buyer").

                                   Recitals

     Sellers own all the stock of Venco Compliance, Inc. (AVenco@), a corporation that is in the business of compliance and safety information; and

     Buyer desires to acquire from the selling shareholders (Sellers) all the stock of Sellers in Venco, and Sellers desire to sell all of their stock in Venco to Buyer;

     NOW, THEREFORE, in consideration of mutual covenants contained in this agreement and other good and valuable consideration, which is acknowledged to be sufficient, the parties agree as follows:

                              Terms of Agreement

SECTION 1. STOCK EXCHANGED. Sellers agree to transfer to Buyer, and Buyer agrees to accept from Sellers, on the terms and conditions set forth in this Agreement, all of their stock, of all classes and categories, in Venco Compliance, Inc.

SECTION 2. LIABILITIES NOT ASSUMED. Except for accounting liabilities already disclosed to Buyer in its due diligence, Sellers are not aware of any contingent or other liabilities of Venco Compliance, Inc., other than those duly reported on its books and records. Buyer specifically does not assume any liabilities that do not appear on the books and records of Venco Compliance, Inc., or any other liabilities of Venco Compliance, Inc..

SECTION 3. PAYMENT FOR STOCK.

     3.1 The consideration for this transaction is the exchange of stock. Sellers will receive and agree to accept at closing a total of 100,000 duly issued shares of Buyer's common stock, restricted under Rule 144 of the Securities and Exchange Commission; likewise, Buyer will receive and agrees to accept all the shares of Venco Compliance, Inc., owned by Sellers.

     3.2 In addition to the 100,000 shares payable at closing referred to in paragraph 3.1 above, the following payments of shares of common stock, restricted under Rule 144 of the Securities and Exchange Commission, will be paid to Sellers by Buyer or its successor in the following amounts on the following dates, provided the Consulting Agreement with Cathryn V. Tull, d/b/a First Choice Consulting, is in full force and effect on those dates:

     15,000 shares on October 1, 2001
     15,000 shares on October 1, 2002
     20,000 shares on October 1, 2003.

If the Consulting Agreement is not in full force and effect on any of the above future payment dates, the shares will not be payable and any shares not paid under this paragraph will not be paid.

     3.3 In exchange for all of their shares of Venco Compliance, Inc., Sellers agree to accept shares of common stock of Buyer, which shares will be restricted under Section 144 of the Securities and Exchange Commission Rules. The total of 100,000 shares of Buyer's common stock referred to in paragraph 3.1 above, and the total of 50,000 shares of Buyer's common stock referred to in paragraph 3.2 above, are to be restricted under Section 144 of the Securities and Exchange Commission.

     3.4 Buyer agrees to deliver or cause to be delivered to Sellers the stock certificates in the amounts set forth above in paragraph 3.1 at Closing or as soon after Closing as is reasonably possible, and to deliver the stock certificates in the amounts set forth in paragraph 3.2 as soon as reasonably possible after each date stated.

SECTION 4. SELLERS' REPRESENTATIONS AND WARRANTIES. Sellers represent and warrant to Buyer that they have all requisite authority to enter into and perform the obligations under this Agreement; that none of the stock sold under this Agreement is pledged, mortgaged, or otherwise encumbered; and that the books and records of Venco Compliance, Inc., which have been examined by Buyer, correctly represent the financial condition of Venco Compliance, Inc., as of July 31, 2000. The stock exchanged in this Agreement is predicated upon these representations.

SECTION 5. REPRESENTATIONS OF BUYER. Buyer represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement; the books and records of Buyer correctly represent the financial condition of the company as of June 30, 2000. The stock exchanged by this Agreement is predicated upon these representations.

SECTION 6. COVENANTS OF THE PARTIES. Sellers and Buyer agree that between the date of this Agreement and Closing, the parties will not do anything to cause any dilution or encumbrance of any type with respect to its stock sold under this Agreement. Buyer will use its best efforts to effect the transaction described in this Agreement and to fulfill all conditions of Buyer's obligations under this Agreement.

SECTION 7. CONFIDENTIAL INFORMATION. If for any reason this purchase and sale of stock is not closed, Buyer will not disclose to third parties any confidential information received from Sellers, and Sellers will not disclose to third parties any confidential information received from Buyer in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement.

SECTION 8. FURTHER REPRESENTATIONS AND WARRANTIES OF SELLER
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     8.1 All representations and warranties made in this Agreement by Sellers and Buyer shall be true as of Closing as fully as those such representations and warranties had been made on or as of Closing, and, as of Closing, Sellers and Buyer shall not have violated or failed to perform in accordance with any covenant contained in this Agreement.

     8.2 At Closing, no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the contemplated transactions.

SECTION 9. BUYER'S ACCEPTANCE. Buyer represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge, and opinion as to the value of the assets and business of Seller.

SECTION 10. SURVIVAL. All representations and warranties made in this Agreement shall survive the Closing of this Agreement.

SECTION 11. CLOSING. This Agreement will be closed at 4301 Windfern Road, Houston, Texas 77041-8915, on October 1, 2000, or such other time as the parties may agree in writing. If Closing has not occurred on or before October 1, 2000, then either party may elect to terminate this agreement. If, however, Closing has not occurred because of a breach of contract by one or more of the parties, the breaching party or parties shall remain liable for breach of contract.

SECTION 12. TERMINATION OF AGREEMENT. This Agreement may be terminated by mutual written consent of Buyer and Sellers.

SECTION 13. MISCELLANEOUS

     13.1 The provision of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.

     13.2 Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, or by commercial carrier, addressed to the parties as follows:

SELLERS: Shareholders of Venco Compliance, BUYER: Internet Law Library, Inc.
Inc., c/o Donald E. Tull and                  Hunter M. A. Carr, CEO
Cathryn V. Tull                               4301 Windfern Road, Ste. 200
11314 Hazen                                   Houston, TX 77041-8915
Houston, TX 77072                             (281) 600-6000; fax (713) 462-1980
(281) 498-2625; fax 498-6156

     13.3 This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Texas.

     13.4 This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.

     DATE: The parties have signed this agreement on September 21, 2000.

SELLERS:                              BUYER:

/s/ Donald E. Tull                    INTERNET LAW LIBRARY, INC.
Donald E. Tull
/s/ Cathryn V. Tull                   BY: /s/ Hunter M. A. Carr
Cathryn V. Tull
                                                   Hunter M. A. Carr, CEO

STATE OF TEXAS      '
COUNTY OF HARRIS    '

     PERSONALLY appeared before me, the undersigned authority, Donald E. Tull and Cathryn V. Tull, who acknowledged to me that they are the only stockholders of Venco Compliance, Inc., a Texas corporation, identified as Sellers in the foregoing instrument, and who acknowledged that they signed and delivered the foregoing instrument on the date stated.

     GIVEN under my hand and official seal on  September 21, 2000.

                                      /s/ Edwina Klemm               [seal]
                                      NOTARY PUBLIC
MY COMMISSION EXPIRES:  March 4, 2002

STATE OF TEXAS      '
COUNTY OF HARRIS    '

     PERSONALLY appeared before me, the undersigned authority, Hunter M. A. Carr, who acknowledged to me that he is CEO of Internet Law Library, Inc., a Delaware corporation, Buyer in the foregoing instrument, and who acknowledged that, being authorized to do so, he signed and delivered the foregoing instrument on the date stated, for and on behalf of said corporation after first having been so authorized.

     GIVEN under my hand and official seal on September 21, 2000.

                                      /s/ Carol Ann Wilson
                                      NOTARY PUBLIC
                                                                      [seal]
MY COMMISSION EXPIRES: December 31, 2000
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                                   EXHIBIT A
                          To Stock Exchange Agreement

     Shareholders of Venco Compliance, Inc., Who Constitute Sellers in the
                           Stock Exchange Agreement



          Name                      Number of Shares Held

     Donald E. Tull                         500

     Cathryn V. Tull                        500